Exhibit 10.33.2

FIRST ADDENDUM TO THE

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES

AND

HEALTHSOUTH CORPORATION

I.	PREAMBLE

Effective January 1, 2005, HealthSouth entered into a Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (hereinafter referred to as the “CIA”). HealthSouth hereby enters into this First Addendum to the CIA to amend the CIA. Contemporaneously with this First Addendum to the CIA, HealthSouth is entering into a Settlement Agreement with the United States to settle claims involving conduct that took place at certain HealthSouth inpatient rehabilitation facilities (IRFs) (“HealthSouth O&P Settlement Agreement”).

This First Addendum to the CIA sets forth additional corporate integrity obligations for HealthSouth. All other sections of HealthSouth’s CIA will remain unchanged and in effect, unless specifically amended herein or upon the prior written consent of the OIG and HealthSouth.

II.	TERMS AND SCOPE OF THE FIRST ADDENDUM TO THE CIA

A.

The period of compliance obligations assumed by HealthSouth under this First Addendum shall be contemporaneous with the period of compliance assumed under HealthSouth’s CIA. The effective date of this First Addendum shall be the date on which the final signatory of this First Addendum executes this First Addendum (Effective Date). For purposes of this First Addendum, each one-year period beginning with the one-year period commencing January 1, 2007, shall be referred to as a “Reporting Period” or an “Audit Year”.

B.	Sections III, IV, VI, VII, VIII, IX, X, and XI of the CIA are hereby incorporated into this First Addendum by reference and Sections III, IV, VI, VII, VIII, IX, X, and XI shall expire as to this First
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Addendum no later than 120 days after OIG’s receipt of: (1) HealthSouth’s final annual report pursuant to this First Addendum; or (2) any additional materials submitted pursuant to OIG’s request, whichever is later.

C.	Section II.C.of the CIA is hereby incorporated into this First Addendum by reference, and for purposes of this First Addendum, is hereby amended by adding the following terms:

5.   “Orthotic,” “prosthetic,” and “orthotic and prosthetic devices” (“O&P”) shall have the meanings described in 42 U.S.C. §§ 1395x(s)(8) and (9).

6.   “O&P Covered Persons” includes each Covered Person who is responsible for paying invoices received from suppliers of such devices used for treatment of patients during an inpatient rehabilitation stay, or billing and preparing claims to Federal health care programs for inpatient rehabilitation items and services.

7.   “Customized orthotic and prosthetic devices” includes orthotic and prosthetic devices that are custom fit (i.e., by an orthotist and/or other clinician) and ordered for a patient of a HealthSouth IRF (customized O&P device).

III.	CORPORATE INTEGRITY OBLIGATIONS

HealthSouth shall establish and maintain a Compliance Program that includes the following elements:

A. Written Standards.

1. Section III.B.3 of the CIA (Policies and Procedures) is hereby incorporated into this First Addendum by reference and is amended by the addition of the following provisions: To the extent not already completed before the Effective Date of this First Addendum to the CIA, but no later than within 90 days after the Effective Date of this First Addendum to the CIA, HealthSouth shall implement written Policies and Procedures regarding the operation of HealthSouth’s compliance program and its compliance with Federal health care program requirements. Such Policies and Procedures shall address:

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f.  Federal health care program rules regarding payment for O&P devices.

g. the billing of O&P devices in a manner that will protect the Federal health care programs from overpayments.

Within 90 days after the Effective Date of this First Addendum, the relevant portions of the Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures. Distribution may include publishing such Policies and Procedures on HealthSouth’s intranet or other internal web site available to all employees. If HealthSouth uses such an electronic method of distribution, it must notify the individuals receiving the Policies and Procedures that the Policies and Procedures will be distributed in such a manner and it must monitor the distribution to ensure that all appropriate individuals received the Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the policies and procedures.

At least annually (and more frequently, if appropriate), HealthSouth shall assess and update, as necessary, the Policies and Procedures. The relevant portions of any such revised Policies and Procedures shall be distributed to all Covered Persons and Covered Contractors whose job functions relate to those Policies and Procedures within 90 days of such revisions.

B. Training and Education.

Sections III.C.1 through III.C.8 of the CIA are hereby incorporated into this First Addendum by reference. Section III.C also is amended by the addition of the following provisions:

9. Training related to O&P Devices.

a.   General Training. As part of the General Training required by Section III.C. 1 of the CIA, HealthSouth shall provide training on its obligations under the First Addendum to the CIA for all Covered Persons and Covered Contractors employed by or furnishing services to HealthSouth IRFs.

b.   Specific Training. Within 90 days after the Effective Date, each O&P Covered Person shall receive at least one hour of training related to the proper billing of O&P devices. This Specific Training shall include a discussion of:

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1. the Federal health care program requirements regarding the accurate billing and submission of claims for O&P;

2.  policies, procedures, and other requirements applicable to the documentation, payment, and billing for O&P as set forth in the Federal health care programs’ coverage and payment rules;

3.  the personal obligation of each individual involved in the billing process for O&P devices to ensure that such claims are accurate;

4.  applicable reimbursement statutes, regulations, and program requirements and directives;

5.  the legal sanctions for violations of the Federal health care program requirements relating to O&P devices; and

6.  examples of proper and improper billing and claims submission practices related to O&P.

New O&P Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming O&P Covered Persons, or within 90 days after the Effective Date, whichever is later. A HealthSouth employee who has completed the Specific Training shall review a new O&P Covered Person’s work, to the extent that the work relates to the reimbursement from Federal health care programs for O&P devices, until such time as the new O&P Covered Person completes his or her Specific Training.

After receiving the initial Specific Training described in this Section, each O&P Covered Person shall receive Specific Training that meets the requirements of this section in each subsequent Reporting Period. Such training may be incorporated into the annual Specific Training required by Section III.C.3 of the CIA.

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C. Review Procedures for O&P Billing Systems and Unallowable Costs,. Section III of the CIA is amended by the addition of this provision as Section I1I.1.

1. General Description.

a.   Engagement of Independent Review Organization. Within 90 days after the Effective Date, HealthSouth shall engage an individual or entity (or entities), such as an accounting, auditing, law, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the following reviews: (i) a review of whether HealthSouth is complying with the billing requirements of the Federal health care programs relating to O&P devices (O&P Billing Systems Review); and (ii) a review to analyze whether HealthSouth sought payment for certain unallowable costs (Unallowable Cost Review). The IRO engaged by HealthSouth to perform the Unallowable Cost Review shall have expertise in the cost reporting requirements applicable to HealthSouth and in the general requirements of the Federal health care program(s) from which HealthSouth seeks reimbursement.

Each IRO shall assess, along with HealthSouth, whether it can perform the IRO review in a professionally independent and/or objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or other engagements that may exist. The engagement of the IRO for the O&P Billing Systems Review shall not be deemed to create an attorney-client relationship between HealthSouth and the IRO. The other applicable requirements relating to the IRO(s) are outlined in Appendix D to this Addendum, which is incorporated by reference.

b.   Frequency of O&P Billing Systems Review. The O&P Billing Systems Review shall be performed annually and shall cover each of the Reporting Periods. The IRO(s) shall perform all components of each annual O&P Billing System Review.

c.   Frequency of Unallowable Cost Review. If applicable, the IRO shall perform the Unallowable Cost Review for the first Reporting Period.

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d.   Retention of Records. The IRO and HealthSouth shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and HealthSouth) related to the reviews.

e.   Responsibilities and Liabilities. Nothing in this Section affects HealthSouth’s responsibilities or liabilities under any criminal, civil, or administrative laws or regulations applicable to any Federal health care program.

2. O&P Billing Systems Review. The O&P Billing Systems Review shall consist of a review of billing for customized O&P devices. The purpose of this review is to determine whether HealthSouth’s compliance with Federal health care program . requirements through an examination of systems and processes connected to the billing of such devices. The applicable definitions, procedures, and reporting requirements are outlined in the Appendix E to this Addendum to the CIA, which is incorporated by reference.

a.   Sample Selection. During each Reporting Period, the IRO shall randomly select and review a sample of 50 Orders from the Population.

b.   Review Process. The IRO shall review all Orders included in the sample based on the supporting documentation available at HealthSouth or under HealthSouth’s control.

1.   For each Order, the IRO shall determine: (i) the date the O&P device was received at a HealthSouth IRF; (ii) the date that the O&P device was provided to the patient; (iii) the date the patient was discharged; (iv) whether HealthSouth incorporated charges for the O&P device in claims submitted to Federal health care programs; (v) whether the O&P supplier billed HealthSouth; and (vi) whether HealthSouth paid the supplier for the O&P device.

2.   The IRO also shall review: (i) any agreements between HealthSouth and the O&P supplier; and (ii) records relating to each Order to determine whether the payment for the device was included in the prospective payment received by the hospital for inpatient services or whether the device was eligible to be billed separately to the Medicare program by the O&P supplier. For each Order for which payment was included in the prospective

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payment received by the hospital, the IRO shall determine whether an O&P supplier billed HealthSouth for the Order and . that HealthSouth paid for the Order in accordance with any agreement between HealthSouth and the O&P supplier.

3. If there are any Deficiencies as defined in Appendix F to this Addendum to the CIA, the IRO shall further analyze and determine the root cause. HealthSouth will develop and implement appropriate improvements to the systems and processes that created the deficiency.

3.   O&P Billing Systems Review Report. The IRO shall prepare a report based upon the O&P Billing Systems Review performed. The report shall include the information described in the Appendix E to this Addendum to the CIA. The report shall be forwarded to the Compliance Officer and Compliance Committee of HealthSouth’s Board of Directors.

4.   Unallowable Cost Review. If applicable, the IRO shall conduct a review of HealthSouth’s compliance with the unallowable cost provisions of the Settlement Agreement. The IRO shall determine whether HealthSouth has complied with its obligations not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in HealthSouth O&P Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from the United States, or any state Medicaid program. This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by HealthSouth or any affiliates. To the extent that such cost reports, cost statements, information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of’the unallowable costs, the IRO shall determine if such adjustments were proper. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.

5.   Unallowable Cost Review Report. If applicable, the IRO shall prepare a report based upon the Unallowable Cost Review performed: The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Costs Review and whether HealthSouth has complied with its obligation not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the HealthSouth O&P Settlement Agreement) and its obligation to

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identify to applicable federal or state payors any unallowable costs included in payments previously sought from such payor.

6.    Validation Review. In the event OIG has reason to believe that: (a) HealthSouth’s O&P Billing Systems Review or Unallowable Cost Review fails to conform to the requirements of this Agreement; or (b) the IRO’s findings or Unallowable Cost Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the O&P Billing Systems Review or Unallowable Cost Review complied with the requirements of the Agreement and/or O&P Billing Systems Review or Unallowable Cost Review results are inaccurate (Validation Review). HealthSouth shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of HealthSouth’s final Annual Report must be initiated no later than one year after HealthSouth’s final submission (as described in Section II of the Addendum to the CIA) is received by 01G.

Prior to initiating a Validation Review, OIG shall notify HealthSouth of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, HealthSouth may request a meeting with OIG to: (a) discuss the results of any O&P Billing Systems Review or Unallowable Cost Review submissions or findings; (b) present any additional information to clarify the results of the Unallowable Cost Review or to correct the inaccuracy of the O&P Billing Systems Review or Unallowable Cost Review; and/or.(c) propose alternatives to the proposed Validation Review. HealthSouth agrees to provide any additional information as may be requested by OIG under this Section in an expedited manner. OIG will attempt in good faith to resolve any O&P Billing Systems Review or Unallowable Cost Review issues with HealthSouth prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of 01G.

7.    Independence/Objectivity Certification. The IRO shall include in its report(s) to HealthSouth a certification or sworn affidavit that it has evaluated its professional independence and/or objectivity, as appropriate to the nature of the engagement, with regard to the O&P Billing Systems Review; and, if applicable, the Unallowable Cost Review and that it has concluded that it is, in fact, independent and/or objective.

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IV.	IMPLEMENTATION AND ANNUAL REPORTS

A.        Implementation Report. Within 120 days after the Effective Date of this First Addendum to the CIA, HealthSouth shall submit a written report to OIG summarizing the status of its implementations of the additional requirements set forth in this First Addendum to the CIA. The Implementation Report shall, at a minimum, include the following information:

1. a copy of all Policies and Procedures required by Sections III.B.3.f and g of this First Addendum to the CIA;

2. the following information regarding each type of training required by Section III.C.9 of this Addendum to the CIA:

a.   a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.   the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

3. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) a summary and description of any and all current and prior engagements and agreements between HealthSouth and the IRO; and (d) the proposed start and completion dates of the O&P Billing Systems Review, and, if applicable, Unallowable Cost Review; and

4. a certification from the IRO regarding its professional independence and/or objectivity with respect to HealthSouth.

B. Annual Reports. HealthSouth shall submit to OIG annually a report with respect to the status of, and findings regarding, HealthSouth’s compliance activities for each of the three Reporting Periods (Annual Report).

The Annual Report shall include the information required by Section V.B of the CIA. In addition, Section V.B of the CIA is also amended by the addition of the following items, which must be included in each Annual Report:

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16. a summary of any significant changes or amendments to the Policies and Procedures required by Sections III.B.3.f and g of this Addendum to the CIA and the reasons for such changes (e.g., change in contractor policy) and copies of any compliance-related Policies and Procedures;

17. the following information regarding each type of training required by Section III.C.9 of this Addendum to the CIA:

a.   a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.   the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

18. a complete copy of all reports prepared pursuant to Section III.I as set forth in this First Addendum to the CIA;

19. HealthSouth’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.I as set forth in this First Addendum to the CIA;

20. a summary and description of any and all current and prior engagements and agreements between HealthSouth and the IRO engaged pursuant to Section III.I as set forth in this First Addendum to the CIA, if different from what was submitted as part of the Implementation Report; and

21. a certification from the IRO engaged pursuant to Section III.I regarding its professional independence and/or objectivity with respect to HealthSouth.

The first Annual Report shall be received by OIG no later than 120 days after the end of the first Reporting Period, which is December 31, 2007. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

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V.	BREACH AND DEFAULT PROVISIONS

HealthSouth is expected to fully and timely comply with all of its CIA obligations. Section X of the CIA is hereby incorporated by reference into this First Addendum. In addition, Section X.A.4 of the CIA is replaced with the following provision:

4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day HealthSouth fails to submit the annual Cost Reporting Engagement Report, Unallowable Cost Review Report, Claims Review Report, or Annual Audit Report, if applicable, in accordance with the requirements of Section III.D and Appendix B of the CIA or the O&P Billing Systems Report and Unallowable Cost Review Report in accordance with the requirements of Section III.I and Appendices D and E of this First Addendum to the CIA.

VI.	EFFECTIVE AND BINDING AGREEMENT

Unless explicitly indicated in this First Addendum, all other terms and provisions of the CIA are incorporated into this First Addendum by reference and shall remain in full force and effect.

[Signatures on following pages]

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ON BEHALF OF HEALTHSOUTH CORPORATION

/s/ John Markus	10/27/06
Executive Vice President and Chief Compliance Officer HealthSouth Corporation	Date

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ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Gregory E. Demske	10/27/06
GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General U. S. Department of Health and Human Services	Date

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APPENDIX D

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.I of the First Addendum of the CIA.

A.	IRO Engagement.

HealthSouth shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and/or objective fashion, as set forth in Paragraph D. Within 30 days after the OIG receives written notice of the identity of the selected IRO, the OIG will notify HealthSouth if the IRO is unacceptable. Absent notification from the OIG that the IRO is unacceptable, HealthSouth may continue to engage the IRO.

If HealthSouth engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, HealthSouth shall submit the information identified in Section IV.A.3 of this Addendum to the CIA to the OIG within 30 days of engagement of the IRO. Within 30 days after the OIG receives written notice of the identity of the selected IRO, the OIG will notify HealthSouth if the IRO is unacceptable. Absent notification from the OIG that the IRO is unacceptable, HealthSouth may continue to engage the IRO.

B.	IRO Qualifications. The IRO shall:

1.   assign individuals to conduct the O&P Billing Systems Review, and, if applicable, the Unallowable Cost Review engagement who have expertise in the subject matter of the review(s) the IRO is being engaged to perform and in the general requirements of the Federal health care program(s) from which HealthSouth seeks reimbursement; and

2.   have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

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C.         IRO Responsibilities. The IRO shall:

1.   perform each O&P Billing Systems Review in accordance with the specific requirements of the CIA;

2.	respond to all OIG inquires in a prompt, objective, and factual manner; and

3.   prepare timely, clear, well-written reports that include all the information required by the CIA.

D.	IRO Independence/Objectivity.

The IRO must perform the O&P Billing Systems Review and the Unallowable Cost Review in a professionally independent and/or objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and HealthSouth.

E.	IRO Removal/Termination.

1.   HealthSouth. If HealthSouth terminates its IRO during the course of the engagement, HealthSouth must submit a notice explaining its reasons to the OIG no later than 30 days after termination. HealthSouth must engage a new IRO in accordance with Paragraph A of this Appendix.

2.   OIG Removal of IRO. In the event the OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, is not independent and/or objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, the OIG may, at its sole discretion, require HealthSouth to engage a new IRO in accordance with Paragraph A of this Appendix.

Prior to requiring HealthSouth to engage a new IRO, the OIG shall notify HealthSouth of its intent to do so and provide a written explanation of why the OIG believes such a step is necessary. To resolve any concerns raised by the OIG, HealthSouth may request a meeting with the OIG to discuss any aspect of the IRO’s qualifications, independence, or performance of its responsibilities and to present additional information regarding these matters. HealthSouth shall provide any additional information as may be requested by the OIG under this Paragraph in an expedited manner. The OIG will attempt in good faith to resolve any differences regarding the IRO

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with HealthSouth prior to requiring HealthSouth to terminate the IRO. However, the final determination as to whether or not to require HealthSouth to engage a new IRO shall be made at the sole discretion of the OIG.

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APPENDIX E

O&P BILLING SYSTEMS REVIEW A.      O&P Billing Systems Review

1. Definitions. For the purposes of the O&P Billing Systems Review, the terms defined in the CIA shall retain the same meanings here. In addition, the following definitions shall be used:

a.   Order: A request by a HealthSouth IRF to an O&P supplier for a customized O&P device.

b.	Sample Unit: The Sample Unit shall be an Order.

c.   Population: The Population shall be defined as all Orders for Medicare patients discharged from HealthSouth’s IRFs during the applicable Reporting Period.

d.   O&P Order Files: Records associated with Orders including invoices to HealthSouth from O&P suppliers, patient records, itemized bills that support claims submitted to Federal health care programs, and agreements between HealthSouth and O&P suppliers.

e.   Deficiency: Any Order for which HealthSouth received an O&P device and fails to produce O&P Order Files, failed to meet an obligation to report the expense of a customized O&P device on an itemized claim submitted to Federal health care programs, or failed to pay the supplier for the O&P device.

2. Other Requirements

a.   Root Cause Analysis. The root cause of any Deficiencies shall be identified by the IRO and recommendations for corrective actions shall be made to HealthSouth.

b.   Replacement Sampling. Considering the Sample Unit shall consist only of Orders and that Orders with missing documentation cannot be replaced, there is no need to utilize alternate or replacement-sampling units.

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O&P Billing Systems Review Report. The following shall be included in the O&P Billing Systems Review Report.

1. O&P Billing Systems Review Methodology.

a.   Sampling Unit. A description of the Order as that term is utilized for the O&P Billing Systems Review.

b.   O&P Billing Systems Review Population. A description of the Population subject to the O&P Billing Systems Review.

c.   Source of Data. A description of the specific documentation relied upon by the IRO when performing the O&P Billing Systems Review (e.g., Orders, HealthSouth policies and procedures, patient records, invoices, and records of payment by HealthSouth to O&P suppliers).

d.   Review Protocol. A narrative description of how the O&P Billing Systems Review was conducted and what was evaluated.

2. Statistical Sampling Documentation.

a.	The number of Orders appraised in the Sample.

b.   A description or identification of the statistical sampling software package used to select the sample.

3. O&P Billing Systems Review Findings

a.	Narrative Results
i.	A description of HealthSouth’s O&P ordering and billing policies and procedures.
ii.

A narrative explanation of the IRO’s findings and supporting rationale (including reasons for Deficiencies, patterns noted, etc.) regarding the O&P Billing Systems Review, including the results of the Sample review.

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b. Quantitative Results

i.	Total number and percentages of instances in which the IRO determined Deficiencies.

ii.	Observation, findings, and recommendations for improvements to the system(s) and process(es) that generated the Deficiencies.

4.

Credentials. The names and credentials of the individuals who: (1) designed statistical sampling procedures and the review methodology utilized for the O&P Billing Systems Review; and (2) performed the O&P Billing. E-3

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